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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


The Board of Directors American Residential Investment Trust, Inc.

We consent to incorporation by reference in registration statements (No. 333-48005 and No. 333-61529) on Form S-8 of American Residential Investment Trust, Inc. of our report dated January 18, 2002, except as to Note 6 to the consolidated financial statements, which is as of March 28, 2002, relating to the consolidated balance sheets of American Residential Investment Trust, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of American Residential Investment Trust.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.


/s/ KPMG LLP

San Diego, California
March 29, 2002